Exhibit 99.1

Lawson Software Reports Fourth Quarter Fiscal 2008 Financial Results

Company posts more than $100 million increase in annual revenues

ST. PAUL, Minn.--(BUSINESS WIRE)--Lawson Software, Inc. (Nasdaq: LWSN) today reported financial results for its fourth quarter of fiscal year 2008, which ended May 31, 2008. Lawson reported GAAP (generally accepted accounting principles) revenues for the quarter of $233 million, up 9 percent from revenues of $212.9 million in its fiscal 2007 fourth quarter. The revenue increase was primarily driven by 14 percent growth in maintenance revenues resulting from high customer renewal rates at standard annual price increases and new customer contracts. License fees and consulting revenues also grew by 3 percent and 8 percent respectively. Currency fluctuations had a positive impact on all lines of revenue.

Fourth quarter GAAP net income was $3.7 million, or $0.02 per diluted share, compared with net income of $8.1 million, or $0.04 per diluted share, in the fourth quarter of fiscal 2007. Operating income of $17.5 million nearly doubled year-over-year, offset by a decrease in other income and an increase in the tax provision. Other income declined due to lower investment yields and a non operating impairment charge of $6.1 million recorded in other expenses to reduce the fair value of auction rate securities held by the company that have subsequently been sold, which is further described below. The impairment charge impacted net earnings by $0.03 per diluted share. Currency fluctuations had a nominal negative impact of less than $0.01 on net earnings per diluted share. Refer to Table 1 attached to this release for a summary of the impact of currency fluctuation to Lawson’s year-over-year performance.

Included in the reported GAAP net income and earnings per share results are pre-tax expenses of $6.8 million for amortization of acquired intangible assets, amortization of purchased maintenance contracts, purchase accounting impact on consulting costs, restructuring charges, the $6.1 million impairment charge for auction rate securities and $2.1 million of non-cash stock-based compensation. Excluding these expenses and including $0.4 million of maintenance and consulting revenue impacted by purchase accounting adjustments made to the opening deferred revenue balances acquired from the former Intentia International AB and other acquisitions, non-GAAP net income for the fourth quarter of fiscal 2008 was $17.6 million, or $0.10 per diluted share. Non-GAAP earnings per diluted share of $0.10 increased year over year from $0.08 in the fourth quarter of fiscal 2007.

“Our Q4 results once again demonstrate that Lawson is delivering on our commitments to customers and shareholders,” said Harry Debes, Lawson president and CEO. “Our company is getting stronger and the market is responding to our message. By focusing on our key verticals, we grew software contracting to more than $51 million for the quarter, the highest contracting for any quarter in company history. And for the year, we made substantial progress by introducing many new products and enhancements. We grew our license revenues by 25 percent while deferred license revenues also increased more than 50 percent. We substantially improved our profitability and we repurchased $106 million of our shares. We still have work to do to reach our best-in-class profitability targets, but we believe it’s clear that we’ve demonstrated that we are more than capable of reaching our goals by executing against our plans with consistency.”

12-Months Ended May 31, 2008

GAAP revenues for the 12 months ended May 31, 2008, were $851.9 million, up 14 percent from revenues of $750.4 million in fiscal 2007. GAAP net income was $13.7 million, or $0.08 per diluted share, improving from a net loss of $20.9 million, or $0.11 per share loss a year ago. The primary reason for the increase in net income in the 12-month period was revenue growth of $101.5 million, driven largely by organic growth in license fees and maintenance revenues and positive year-over-year impact due to currency fluctuations. Currency fluctuations also inflated expenses incurred outside the U.S. The company estimates currency fluctuations had a negative impact of $0.03 on net earnings per diluted share for the 12-month period.

Included in the reported 12-month GAAP results are pre-tax expenses of $25.3 million for amortization of acquired intangible assets, amortization of purchased maintenance contracts, purchase accounting impact on consulting costs, reductions to pre-merger claim reserves, restructuring charges, $18.4 million of impairment charges for auction rate securities and $6.7 million of non-cash stock-based compensation. Excluding these expenses and including $1.7 million of maintenance and services revenue impacted by purchase accounting adjustments made to the opening deferred revenue balances acquired from the former Intentia International AB and other acquisitions, non-GAAP net income for the 12 months ended May 31, 2008, was $59.6 million, or $0.33 per diluted share. Non-GAAP earnings per diluted share of $0.33 increased year over year from $0.19 in fiscal 2007.

Financial Guidance

For the first quarter of fiscal 2009, which ends Aug. 31, 2008, the company estimates total revenues of $195 million to $200 million. The company anticipates GAAP fully diluted earnings per share will be $0.02 to $0.04. Non-GAAP fully diluted earnings per share are forecasted to be between $0.06 and $0.07, excluding approximately $8 million of pre-tax expenses related to the amortization of acquisition-related intangibles, amortization of purchased maintenance contracts, stock-based compensation charges and purchase accounting adjustments for acquired deferred revenue balances.

For fiscal 2009, which ends May 31, 2009, the company estimates total revenues of $920 million to $925 million. The company anticipates GAAP fully diluted earnings per share of $0.28 to $0.32. Non-GAAP fully diluted earnings per share are forecasted to be between $0.43 and $0.47 excluding approximately $36 million of pre-tax expenses related to the amortization of acquisition-related intangibles, amortization of purchased maintenance contracts, stock-based compensation charges and purchase accounting adjustments for acquired deferred revenue balances. The non-GAAP effective tax rate for fiscal 2009 is anticipated to be between 36 and 39 percent.

Fourth Quarter Fiscal 2008 Key Metrics

  Cash, cash equivalents, marketable securities and investments at quarter-end were $488.6 million (including $2.8 million of restricted cash), compared with $390 million (including $3.3 million of restricted cash) on Feb. 29, 2008.
  $105.6 million of cash was used to repurchase 11.6 million shares at an average price of $9.12 in fiscal 2008. No shares were repurchased in the fiscal 2008 fourth quarter. The repurchases in fiscal 2008 caused a decline in cash, cash equivalents, marketable securities and investments compared with $561.3 million (including $7.4 million of restricted cash) on May 31, 2007.
  On July 10, 2008 the company announced a $200 million increase to its current share repurchase authorization, resulting in $239.5 million available for future stock repurchases as of July 10, 2008 (see press release dated July 10, 2008, for details).
  Total deferred revenues were $312.6 million, including $54.6 million of deferred license revenues, compared with the Feb. 29, 2008, balance of $216 million, including $45.3 million of deferred license revenue. Total deferred revenues increased primarily due to added deferred maintenance revenues resulting from the company’s May 31 annual contract renewal date for its customers located in the Americas region. The increase in deferred license revenue was primarily driven by higher software contracting in the quarter.
  Days sales outstanding (DSO) at quarter end were 71, compared with 85 on Feb. 29, 2008. The DSO decrease was due to increased receivables collections for maintenance contracts.
  The company signed 603 deals, compared with 751 in the fourth quarter of fiscal 2007. Average selling price of all deals increased to $86,000 compared with $57,000 a year ago.

  Thirty-eight new customer deals were signed, compared with 40 in the fourth quarter a year ago. Average selling price of new customer deals increased to $391,000 compared to $228,000 a year ago.
  Four deals greater than $1 million and eight deals between $500,000 and $1 million were signed, compared with two deals greater than $1 million and seven deals between $500,000 and $1 million in the fourth quarter fiscal 2007.
  The Americas region represented 52 percent of total revenue; Europe, Middle East, and Africa region represented 44 percent of total revenue; and Asia-Pacific represented 4 percent of total revenue.
  Key customer wins: Americas - Community Medical Center; Central Grocers Cooperative, Inc.; Greenville County Schools; St. Alexius Medical Center; Total Wine & More; USC Care Medical Group, Inc. EMEA - Abel und Schafer GmbH & Co.; LaBrosse et Dupont SA; and Roller GmbH & Co. Asia-Pacific - Caspex Corporation Limited; and Walker Shop Footwear Limited

Sale of Auction Rate Securities

As of May 31, 2008, the company had a total of $488.6 million in cash and equivalents including $45.2 million in short-term investments which consist of investments in auction rate securities. These auction rate securities have a par value of $63.7 million. Subsequent to May 31, 2008 the company sold all of its investments in auction rate securities for cash proceeds of $45.2 million. During the fourth quarter, the company reclassified the auction rate securities from long-term investments to short-term investments and recorded an additional $6.1 million impairment charge on the securities, including $2.9 million which had previously been recorded as a temporary impairment as unrealized losses in stockholders’ equity. In total, the company has recorded impairment charges on its auction rate securities of $18.4 million as non-operating losses in other expenses. The impairment charges represent capital losses on the sale of the securities for which the company does not have available capital gains to offset. Accordingly, no tax benefits were recorded with the charge. Lawson has no other exposure to auction rate securities.

Conference Call and Webcast

The company will host a conference call and webcast to discuss its fourth quarter results and future outlook at 4:30 p.m. Eastern Time (3:30 p.m. Central Time) July 10, 2008. Interested parties should dial 800-988-0202 (passcode: LWSN) and international callers should dial +1-210-839-8501. A live webcast will be available on www.lawson.com. Interested parties should access the conference call or webcast approximately 10-15 minutes before the scheduled start time.

A replay will be available approximately one hour after the conference call concludes and will remain available for one week. The replay number is 888-562-2895 or + 1-402-220-6516. The webcast will remain on www.lawson.com for approximately one week.

About Lawson Software

Lawson Software provides software and service solutions to approximately 4,000 customers in manufacturing, distribution, maintenance and service sector industries across 40 countries. Lawson’s solutions include Enterprise Performance Management, Supply Chain Management, Enterprise Resource Planning, Customer Relationship Management, Manufacturing Resource Planning, Enterprise Asset Management and industry-tailored applications. Lawson solutions assist customers in simplifying their businesses or organizations by helping them streamline processes, reduce costs and enhance business or operational performance. Lawson is headquartered in St. Paul, Minn., and has offices around the world. Visit Lawson online at www.lawson.com.

Forward-Looking Statements

This press release contains forward-looking statements that contain risks and uncertainties. These forward-looking statements contain statements of intent, belief or current expectations of Lawson Software and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the potential results discussed in the forward-looking statements. The company is not obligated to update forward-looking statements based on circumstances or events that occur in the future. Risks and uncertainties that may cause such differences include but are not limited to: uncertainties in Lawson's ability to realize synergies and revenue opportunities anticipated from the Intentia International acquisition; uncertainties in the software industry; uncertainties as to when and whether the conditions for the recognition of deferred revenue will be satisfied; increased competition; global military conflicts; terrorist attacks; pandemics, and any future events in response to these developments; changes in conditions in the company's targeted industries and other risk factors listed in the company's most recent Quarterly Report on Form 10-Q and the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. Lawson assumes no obligation to update any forward-looking information contained in this press release.

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Lawson Software reports non-GAAP financial results including non-GAAP net income (loss) and non-GAAP net income (loss) per share. We believe that these non-GAAP measures provide meaningful insight into our operating performance and an alternative perspective of our results of operations. Our primary non-GAAP adjustments are described in detail below. We use these non-GAAP measures to assess our operating performance, to develop budgets, to serve as a measurement for incentive compensation awards and to manage expenditures. Presentation of these non-GAAP measures allows investors to review our results of operations from the same perspective as management and our Board of Directors. Lawson has historically reported similar non-GAAP financial measures to provide investors an enhanced understanding of our operations, facilitate investors’ analysis and comparisons of our current and past results of operations and provide insight into the prospects of our future performance. We also believe that the non-GAAP measures are useful to investors because they provide supplemental information that research analysts frequently use to analyze software companies including those that have recently made significant acquisitions.

The method we use to produce non-GAAP results is not in accordance with GAAP and may differ from the methods used by other companies. These non-GAAP results should not be regarded as a substitute for corresponding GAAP measures but instead should be utilized as a supplemental measure of operating performance in evaluating our business. Non-GAAP measures do have limitations in that they do not reflect certain items that may have a material impact upon our reported financial results. As such, these non-GAAP measures should be viewed in conjunction with both our financial statements prepared in accordance with GAAP and the reconciliation of the supplemental non-GAAP financial measures to the comparable GAAP results provided for each period presented, which are attached to this release.

Our primary non-GAAP reconciling items are as follows:

Purchase accounting impact on revenue – Lawson's non-GAAP financial results include pro forma adjustments for deferred maintenance and consulting revenues that we would have recognized under GAAP but for the related purchase accounting. The deferred revenue for maintenance and consulting on the acquired entity’s balance sheet, at the time of the acquisition, was eliminated from GAAP results as part of the purchase accounting for the acquisition. As a result, our GAAP results do not, in management’s view, reflect all of our maintenance and consulting activity. We believe the inclusion of the pro forma revenue adjustment provides investors a helpful alternative view of Lawson’s maintenance and consulting operations.

Integration related – We have incurred various integration related expenses as part of our acquisitions. These costs of integrating the operations of acquired businesses and Lawson are incremental to our historical costs and were charged to GAAP results of operations in the periods incurred. We do not consider these costs in our assessment of our operating performance. While these costs are not recurring with respect to our past acquisitions, we may incur similar costs in the future if we pursue other acquisitions. We believe that the exclusion of the non-recurring acquisition related integration costs provide investors an appropriate alternative view of our results of operations and facilitates comparisons of our results period-over-period.

Amortization of purchased maintenance contracts – We have excluded amortization of purchased maintenance contracts from our non-GAAP results. The purchase price related to these contracts is being amortized based upon the proportion of future cash flows estimated to be generated each period over the estimated useful lives of the contracts. We believe that the exclusion of the amortization expense related to the purchased maintenance contracts provides investors an enhanced understanding of our results of operations.

Stock-based compensation – Expense related to stock-based compensation has been excluded from our non-GAAP results of operations. These charges consist of the estimated fair value of share-based awards including stock option, restricted stock, restricted stock units and share purchases under our employee stock purchase plan. While the charges for stock-based compensation are of a recurring nature, as we grant stock-based awards to attract and retain quality employees and as an incentive to help achieve financial and other corporate goals, we exclude them from our results of operation in assessing our operating performance. These charges are typically non-cash and are often the result of complex calculations using an option pricing model that estimates stock-based awards’ fair value based on factors such as volatility and risk-free interest rates that are beyond our control. The expense related to stock-based awards is generally not controllable in the short-term and can vary significantly based on the timing, size and nature of awards granted. As such, we do not include such charges in our operating plans. We believe that the exclusion of stock-based compensation provides investors useful information facilitating the comparison of current period results of operations and prior periods when such charges were not required to be recorded in our financial statements. In addition, we believe the exclusion of these charges facilitates comparisons of our operating results with those of our competitors who may have different policies regarding the use of stock-based awards.

Pre-merger claims reserve adjustment – We have excluded the adjustment to our pre-merger claims reserve from our non-GAAP results. As part of the purchase accounting relating to the Intentia transaction, we established a reserve for Intentia customer claims and disputes that arose before the acquisition which were originally recorded to goodwill. As we are outside the period in which adjustments to such purchase accounting is allowed, adjustments to the reserve are recorded in our general and administrative expenses under GAAP. We do not consider the adjustments to this reserve established under purchase accounting in our assessment of our operating performance. Further, since the original reserve was established in purchase accounting, the original charge was not reflected in our operating statement. We believe that the exclusion of the pre-merger claims reserve adjustment provides investors an appropriate alternative view of our results of operations and facilitates comparisons of our results period-over-period.

Restructuring – We have recorded various restructuring charges to reduce our cost structure to enhance operating effectiveness and improve profitability and to eliminate certain redundancies in connection with acquisitions. These restructuring activities impacted different functional areas of our operations in different locations and were undertaken to meet specific business objectives in light of the facts and circumstances at the time of each restructuring event. These charges include costs related to severance and other termination benefits as well as costs to exit leased facilities. These restructuring charges are excluded from management’s assessment of our operating performance. We believe that the exclusion of the non-recurring restructuring charges provide investors an enhanced view of the cost structure of our operations and facilitates comparisons with the results of other periods that may not reflect such charges or may reflect different levels of such charges.

Amortization – We have excluded amortization of acquisition-related intangible assets including purchased technology, client lists, customer relationships, trademarks, order backlog and non-compete agreements from our non-GAAP results. The fair value of the intangible assets, which was allocated to these assets through purchase accounting, is amortized using accelerated or straight-line methods which approximate the proportion of future cash flows estimated to be generated each period over the estimated useful lives of the applicable assets. While these non-cash amortization charges are recurring in nature and benefit our operations, this amortization expense can fluctuate significantly based on the nature, timing and size of our past acquisitions and may be affected by any future acquisitions. This makes comparisons of our current and historic operating performance difficult. Therefore, we exclude such accounting expenses when analyzing the results of all our operations including those of acquired entities. We believe that the exclusion of the amortization expense of acquisition-related intangible assets provides investors useful information facilitating comparison of our results period-over-period and with other companies in the software industry as they each have their own acquisition histories and related adjustments.

Impairment on long-term investments – The liquidity and fair value of our investments in marketable securities, including Auction Rate Securities (ARS), have been negatively impacted by the uncertainty in the credit markets and exposure to the financial condition of bond insurance companies. As a result, we recorded impairment charges to reduce the carrying value of our ARS investments. The impairment charges related to our ARS investments have been excluded from our non-GAAP results of operations. These impairment charges are excluded from management’s assessment of our operating performance. We believe that the exclusion of these unique charges provide investors an enhanced view of our operations and facilitates comparisons with the results of other periods that do not reflect such charges.

LAWSON SOFTWARE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		% Increase	Twelve Months Ended		% Increase
	May 31, 2008	May 31, 2007	(Decrease)	May 31, 2008	May 31, 2007	(Decrease)
Revenues:
License fees	$41,722	$40,618	3%	$132,156	105,861	25%
Maintenance	88,930	77,796	14%	336,779	291,657	15%
Consulting	102,377	94,437	8%	382,991	352,870	9%
Total revenues	233,029	212,851	9%	851,926	750,388	14%

Cost of revenues:
Cost of license fees	8,646	9,688	(11%)	28,782	26,530	8%
Cost of maintenance	17,006	14,608	16%	65,885	59,108	11%
Cost of consulting	83,826	85,703	(2%)	318,253	313,682	1%
Total cost of revenues	109,478	109,999	(0%)	412,920	399,320	3%

Gross profit	123,551	102,852	20%	439,006	351,068	25%

Operating expenses:
Research and development	24,125	22,090	9%	85,374	85,325	0%
Sales and marketing	51,560	44,017	17%	189,336	160,551	18%
General and administrative	27,314	24,344	12%	100,259	98,263	2%
Restructuring	(529)	583	----	(731)	15,483	---
Amortization of acquired intangibles	3,591	2,835	27%	13,690	10,089	36%
Total operating expenses	106,061	93,869	13%	387,928	369,711	5%

Operating income (loss)	17,490	8,983	95%	51,078	(18,643)	+++

Other income (expense), net:
Interest income	2,829	4,921	(43%)	20,086	15,500	30%
Interest expense	(1,980)	(1,829)	8%	(8,844)	(4,134)	114%
Other income (expense), net	(5,210)	893	----	(17,455)	740	----
Total other income (expense), net	(4,361)	3,985	----	(6,213)	12,106	----

Income (loss) before income taxes	13,129	12,968	1%	44,865	(6,537)	+++
Provision for income taxes	9,453	4,836	95%	31,158	14,400	116%
Net income (loss)	$3,676	$8,132	(55%)	$13,707	$(20,937)	+++

Net income (loss) per share:
Basic	$0.02	$0.04	(50%)	$0.08	$(0.11)	+++
Diluted	$0.02	$0.04	(50%)	$0.08	$(0.11)	+++

Weighted average common shares outstanding:
Basic	173,272	184,566	(6%)	177,283	186,363	(5%)
Diluted	176,475	187,846	(6%)	180,580	186,363	(3%)

LAWSON SOFTWARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	May 31, 2008	May 31, 2007
ASSETS

Current assets:
Cash and cash equivalents	$435,121	$473,963
Restricted cash - current	746	555
Marketable securities	5,453	74,995
Short term investments	45,236	-
Trade accounts receivable, net	184,047	162,947
Income taxes receivable	10,309	5,183
Deferred income taxes - current	16,839	17,431
Prepaid expenses and other current assets	44,470	28,196
Total current assets	742,221	763,270

Long-term marketable securities	-	4,878
Restricted cash - non-current	2,038	6,889
Property and equipment, net	45,044	30,879
Goodwill	546,578	483,060
Other intangibles assets, net	120,194	133,456
Deferred income taxes - non-current	35,907	36,889
Other assets	18,614	19,786

Total assets	$1,510,596	$1,479,107

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Long-term debt - current	$3,849	$3,322
Accounts payable	23,481	21,475
Accrued compensation and benefits	89,733	85,144
Income taxes payable	8,860	3,535
Deferred income taxes - current	7,399	4,605
Deferred revenue - current	298,509	247,587
Other current liabilities	49,318	72,986
Total current liabilities	481,149	438,654

Long-term debt - non current	244,734	245,228
Uncertain tax positions - non-current	5,757	-
Deferred income taxes - non-current	12,529	12,558
Deferred revenue – non-current	14,097	15,817
Other long-term liabilities	8,771	11,622

Total liabilities	767,037	723,879

Stockholders’ equity:
Common stock	2,010	1,994
Additional paid-in capital	838,141	822,740
Treasury stock, at cost	(225,598)	(123,207)
Retained earnings	31,462	17,755
Accumulated other comprehensive income	97,544	35,946
Total stockholders’ equity	743,559	755,228

Total liabilities and stockholders’ equity	$1,510,596	$1,479,107

LAWSON SOFTWARE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended		Twelve Months Ended
	May 31, 2008	May 31, 2007	May 31, 2008	May 31, 2007
Cash flows from operating activities:
Net income (loss)	$3,676	$8,132	$13,707	$(20,937)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	11,112	10,303	43,295	39,502
Amortization of debt issuance costs	322	133	1,288	133
Deferred income taxes	7,919	8,898	8,599	8,076
Provision for doubtful accounts	3,354	(268)	1,110	3,501
Warranty provision	1,805	1,017	6,398	2,537
Impairment on investments	6,118	-	18,414	-
Net (gain) loss on disposal of assets	-	(6)	(311)	131
Excess tax benefits from stock transactions	(103)	(672)	(2,128)	(2,457)
Stock-base compensation expense	2,060	2,139	6,743	7,652
Amortization of discounts and premiums on marketable securities	-	(68)	(92)	(443)
Changes in operating assets and liabilities, net of effect from acquisitions:
Trade accounts receivable	23,232	23,576	(6,432)	14,084
Prepaid expenses and other assets	(7,638)	4,747	(19,498)	(539)
Accounts payable	(50)	(3,776)	73	(5,849)
Accrued and other liabilities	(15,428)	(18,041)	(33,594)	(29,542)
Income taxes payable/receivable	(1,485)	(1,397)	9,911	(2,527)
Deferred revenue and customer deposits	92,930	80,004	34,156	85,221
Net cash provided by operating activities	127,824	114,721	81,639	98,543

Cash flows from investing activities:
Cash paid in conjunction with acquisitions, net of cash acquired	(20,253)	-	(20,253)	(3,575)
Change in restricted cash	513	7,546	4,660	(7,444)
Purchases of marketable securities and investments	3	(94,742)	(205,095)	(195,162)
Proceeds from maturities and sales of marketable securities and investments	53	63,699	216,393	212,209
Purchases of property and equipment	(7,145)	(6,839)	(22,992)	(17,516)
Net cash used in investing activities	(26,829)	(30,336)	(27,287)	(11,488)

Cash flows from financing activities:
Principal payments on long-term debt	(927)	(427)	(2,267)	(1,778)
Cash proceeds from issuance of long-term debt	-	241,271	-	244,493
Payments for debt issuance costs	-	(6,289)	-	(6,289)
Cash proceeds from sale of stock warrants	-	34,176	-	34,176
Payments for call options	-	(57,697)	-	(57,697)
Payments on capital lease obligations	(355)	(422)	(1,379)	(1,828)
Cash proceeds from exercise of stock options	420	2,332	6,910	12,387
Excess tax benefit from stock transactions	103	672	2,128	2,457
Cash proceeds from employee stock purchase plan	778	692	2,990	2,715
Repurchase of common stock from related parties	-	-	(36,800)	-
Repurchase of common stock – other	-	(48,970)	(68,829)	(54,870)
Net cash provided by (used in) financing activities	19	165,338	(97,247)	173,766

Effect of exchange rate changes on cash and cash equivalents	1,333	1,937	4,053	2,988

Net increase (decrease) in cash and cash equivalents	102,347	251,660	(38,842)	263,809
Cash and cash equivalents at beginning of period	332,774	222,303	473,963	210,154
Cash and cash equivalents at end of period	$435,121	$473,963	$435,121	$473,963

TABLE 1
LAWSON SOFTWARE, INC.
CURRENCY IMPACT SUMMARY
(in thousands)
(unaudited)

	Three Months Ended May 31, 2008	% Increase (Decrease) as reported	% Increase (Decrease) at constant currency	Twelve Months Ended May 31, 2008	% Increase (Decrease) as reported	% Increase (Decrease) at constant currency

License fees	$41,722	3%	(3%)	$132,156	25%	20%
Maintenance	88,930	14%	9%	336,779	15%	11%
Consulting	102,377	8%	(1%)	382,991	9%	1%
Total revenues	233,029	9%	2%	851,926	14%	8%

Total cost of revenues	109,478	(0%)	(8%)	412,920	3%	(3%)
Total operating expenses	$106,061	13%	6%	$387,928	5%	(0%)

We provide the percent change in the results from one period to another using constant currency disclosure to adjust year-over-year measurements for impacts due to currency fluctuations. Constant currency changes should be considered in addition to, and not as a substitute for changes in revenues, expenses, income, or other measures of financial performance prepared in accordance with US GAAP. We calculate constant currency changes by converting entities reporting in currencies other than the United States dollar at the exchange rate in effect for the current period rather than the previous period.

TABLE 2 RECONCILIATION OF CONSOLIDATED GAAP NET INCOME (LOSS) TO CONSOLIDATED NON-GAAP NET INCOME
(in thousands)

		Three Months Ended	Three Months Ended	Twelve Months Ended	Twelve Months Ended
		May 31, 2008	May 31, 2007	May 31, 2008	May 31, 2007
Net income (loss), as reported		$3,676	$8,132	$13,707	$(20,937)
Purchase accounting impact on revenue	(1)	408	1,142	1,670	11,430
Purchase accounting impact on consulting costs		139	284	525	898
Integration related	(4)	-	536	-	9,892
Amortization of purchased maintenance contracts		726	844	3,369	3,555
Stock-based compensation		2,059	2,139	6,741	7,654
Pre-merger claims reserve adjustment		-	-	(3,827)	-
Restructuring		(529)	583	(731)	15,483
Amortization		6,473	6,663	25,988	26,054
Impairment on long-term investments		6,117	-	18,413	-
Tax	(5)	(1,452)	(5,675)	(6,237)	(17,899)
Non-GAAP net income		$17,617	$14,648	$59,618	$36,130
TABLE 3 RECONCILIATION OF CONSOLIDATED GAAP TO CONSOLIDATED NON-GAAP PER SHARE EFFECT
(in thousands)

		Three Months Ended	Three Months Ended	Twelve Months Ended	Twelve Months Ended
		May 31, 2008	May 31, 2007	May 31, 2008	May 31, 2007
Net income (loss), as reported	(2)	$0.02	$0.04	$0.08	$(0.11)
Purchase accounting impact on revenue	(1)	0.00	0.01	0.01	0.06
Purchase accounting impact on consulting costs		0.00	0.00	0.00	0.00
Integration related	(4)	-	0.00	-	0.05
Amortization of purchased maintenance contracts		0.00	0.00	0.02	0.02
Stock-based compensation		0.01	0.01	0.04	0.04
Pre-merger claims reserve adjustment		-	-	(0.02)	-
Restructuring		0.00	0.00	0.00	0.08
Amortization		0.04	0.04	0.14	0.14
Impairment on long-term investments		0.03	-	0.10	-
Tax	(5)	(0.01)	(0.03)	(0.03)	(0.10)
Non-GAAP net income per share	(2)(3)	$0.10	$0.08	$0.33	$0.19

Weighted average shares – basic		173,272	184,566	177,283	186,363
Weighted average shares – diluted		176,475	187,846	180,580	189,692
TABLE 4 SUMMARY OF NON-GAAP ITEMS
(in thousands)

		Three Months Ended	Three Months Ended	Twelve Months Ended	Twelve Months Ended
		May 31, 2008	May 31, 2007	May 31, 2008	May 31, 2007
Purchase accounting impact on revenue	(1)	$408	$1,142	$1,670	$11,430
Purchase accounting impact on consulting cost	(4)	139	284	525	898
Integration related		-	536	-	9,892
Amortization of purchased maintenance contracts		726	844	3,369	3,555
Stock-based compensation		2,059	2,139	6,741	7,654
Pre-merger claims reserve adjustment		-	-	(3,827)	-
Restructuring		(529)	583	(731)	15,483
Amortization		6,473	6,663	25,988	26,054
Impairment on long-term investments		6,117	-	18,413	-
subtotal pre-tax adjustments		15,393	12,191	52,148	74,966
Tax provision	(5)	(1,452)	(5,675)	(6,237)	(17,899)
Impact on net income		$13,941	$6,516	$45,911	$57,067

(1) For the purchase accounting impact on deferred revenues for three months and twelve months ended May 31, 2008, $366,000 and $1,438,000, respectively, relates to maintenance revenues and $42,000 and $232,000, respectively, relates to consulting revenues.

(2) For calculation of EPS, basic weighted average shares are used with a net loss and diluted weighted average shares are used with net income.

(3) Net income per share columns may not total due to rounding.

(4) Represents integration related expenses relating to the acquisition of Intentia International AB.

(5) Non-GAAP tax provision is calculated by excluding the non-GAAP adjustments on a jurisdictional basis.

TABLE 5
LAWSON SOFTWARE, INC.
SUPPLEMENTAL NON-GAAP MEASURES
INCREASE (DECREASE) IN GAAP AMOUNTS REPORTED
(in thousands)
(unaudited)

	Three Months Ended		Twelve Months Ended
	May 31,	May 31,	May 31,	May 31,
	2008	2007	2008	2007
Revenue items
Purchase accounting impact on maintenance	$366	$888	$1,438	$8,100
Purchase accounting impact on consulting	42	254	232	3,330
Total revenue items	408	1,142	1,670	11,430

Cost of license items
Amortization of acquired software	(2,883)	(2,844)	(12,298)	(10,748)
Non-cash stock-based compensation	(3)	(7)	(19)	(28)
Total cost of license items	(2,886)	(2,851)	(12,317)	(10,776)

Cost of maintenance items
Amortization of purchased maintenance contracts	(726)	(844)	(3,369)	(3,555)
Integration related (1)	-	48	-	(22)
Non-cash stock-based compensation	(40)	(38)	(119)	(148)
Total cost of maintenance items	(766)	(834)	(3,488)	(3,725)

Cost of consulting items
Purchase accounting impact on consulting	(139)	(284)	(525)	(898)
Amortization	-	(984)	-	(5,217)
Integration related (1)	-	4	-	(1,708)
Non-cash stock-based compensation	(189)	(229)	(602)	(835)
Total cost of consulting items	(328)	(1,493)	(1,127)	(8,658)

Research and development items
Integration related (1)	-	-	-	(74)
Non-cash stock-based compensation	(127)	(167)	(452)	(635)
Total research and development items	(127)	(167)	(452)	(709)

Sales and marketing items
Integration related (1)	-	42	-	(1,447)
Non-cash stock-based compensation	(350)	(418)	(1,104)	(1,510)
Total sales and marketing items	(350)	(376)	(1,104)	(2,957)

General and administrative items
Integration related (1)	-	(630)	-	(6,641)
Pre-merger claims reserve adjustment	-	-	3,827	-
Non-cash stock-based compensation	(1,350)	(1,280)	(4,445)	(4,498)
Total general and administrative	(1,350)	(1,910)	(618)	(11,139)

Restructuring	529	(583)	731	(15,483)

Amortization of acquired intangibles	(3,590)	(2,835)	(13,690)	(10,089)

Other income (expense), impairment on long-term investments	6,117	-	18,413	-

Tax provision (2)	(1,452)	(5,675)	(6,237)	(17,899)

Total Adjustments	$13,941	$6,516	$45,911	$57,067

(1) Represents integration related expenses relating to the acquisition of Intentia International AB.
(2) Based on a projected annual global effective tax rate analysis, non-GAAP Q4 tax provision was calculated to be 38.2%. Based on a projected annual global effective tax rate analysis, the non-GAAP tax provision was calculated to be 38.5% for the twelve month period. The non-GAAP tax provision is calculated excluding the non-GAAP adjustments in a jurisdictional basis.

CONTACT:
Lawson Software
Media:
Joe Thornton, +1-651-767-6154
joe.thornton@us.lawson.com
or
Investors and Analysts:
Barbara Doyle, +1-651-767-4385
barbara.doyle@us.lawson.com